EXHIBIT  4.2

                       Letterhead of Jackson Steinem, Inc.

February  9,  2004

Mr.  Jean  Claude  Mas
Heritage  Worldwide,  Inc.
337  Avenue  de  Bruxelles
83507  La  Seyne-Sur-Mer,  France

     RE:     Proposed  Reorganization
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Dear  Mr  Mas:

     This letter agreement serves as the agreement between the Heritage Worldwide, Inc. (the "Company") and Jackson Steinem, Inc. ("JSI") regarding compensation for non-legal services provided by JSI to the Company, including but not limited to services in connection with the Company's proposed reorganization transaction (the "Reorganization"). For JSI's services to date, the Company shall duly issue and deliver, or cause to deliver, to JSI 25,000 shares of the Company's common stock at a value of $1.00 per share.

     The  Company,  under  a  separate  agreement  ("Retainer  Agreement"),  has retained the legal services of Gottbetter & Partners, LLP ("G&P") as its corporate and securities counsel. The Company and JSI agree that this agreement and the consideration being paid hereunder are not in exchange for legal
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services, and no legal services have been or will be provided to the Company by JSI. In addition, JSI has not been asked to perform, is not required to perform, and has not performed any due diligence with respect to the above-referenced transactions, nor has it advised or counseled the Company as to the financial viability or likelihood of success of the above-referenced transactions.

     G&P and JSI consist of the same principal owners. The Retainer Agreement includes disclosures, waivers and consents regarding the conflict of interest raised by G&P's legal representation of the Company and JSI's relationship with the Company hereunder, which are specifically incorporated herein by reference.

     The Company acknowledges that the value of JSI's shares could have a substantially higher value than the value of the services provided by JSI. This Agreement is to be governed by New York law. It may be modified only in writing signed by JSI and the Company.

     We  look  forward to working with you in developing the Company's business.

Sincerely,

/s/  Adam  S.  Gottbetter

Adam  S.  Gottbetter,  President



AGREED  AND  ACCEPTED:

Heritage  Worldwide,  Inc.


By:     /s/  Jean  Caude  Mas
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Name:   Jean  Claude  Mas
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Title:  President
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